Exhibit 21

                             SOLITRON DEVICES, INC.
                         SUBSIDIARIES OF THE REGISTRANT

                                   Percentage of Voting
                                   Securities Owned      State of       Active
                                   by Registrant         Incorporation  Division


Subsidiaries of Registrant:

Solitron Specialty Products, Inc.        100%            Delaware
Solidev International
  Sales Corporation                      100%            Germany
Solitron International, Inc.             100%            VirginIslands
Solidev Warenvertriebs GmbH              100%            Germany


All subsidiaries are included in the consolidated financial statements.